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Exhibit 99.3

        INTERVAL ACQUISITION CORP.

OFFER TO EXCHANGE
$350,000,000 PRINCIPAL AMOUNT OF 5.625% SENIOR NOTES DUE 2023
AND THE RELATED GUARANTEES
WHICH HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

FOR

$350,000,000 PRINCIPAL AMOUNT OF 5.625% SENIOR NOTES DUE 2023
AND THE RELATED GUARANTEES
WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
PURSUANT TO THE PROSPECTUS DATED                , 2016

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON                , 2016, UNLESS EXTENDED.

To our clients:

        Enclosed for your consideration is a prospectus, dated                , 2016 (the "prospectus"), and the related letter of transmittal (the "letter of transmittal"), relating to the offer (the "exchange offer") of Interval Acquisition Corp. (the "Company"), a Delaware corporation, and certain subsidiaries and the parent of the Company (collectively, the "Guarantors"), to exchange an aggregate principal amount of $350,000,000 of the Company's 5.625% Senior Notes due 2023, including the guarantees thereof by the Guarantors (the "exchange notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the Company's issued and outstanding 5.625% Senior Notes due 2023, including the related guarantees thereof by the Guarantors (the "restricted notes") upon the terms and subject to the conditions described in the prospectus and the letter of transmittal. The exchange offer is being made in order to satisfy certain obligations of the Company contained in the registration rights agreement dated April 10, 2015, by and among the Company, the Guarantors and Wells Fargo Securities, LLC, as representative of the several initial purchasers named on Exhibit A to the Purchase Agreement dated April 2, 2015 by and among the Company, the Guarantors and Wells Fargo Securities, LLC.

        This material is being forwarded to you as the beneficial owner of the restricted notes held by us for your account but not registered in your name. A TENDER OF SUCH RESTRICTED NOTES MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER THE RESTRICTED NOTES HELD BY US FOR YOUR ACCOUNT.

        Accordingly, we request instructions as to whether you wish us to tender on your behalf the restricted notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed prospectus and letter of transmittal. WE URGE YOU TO READ THE PROSPECTUS AND LETTER OF TRANSMITTAL CAREFULLY BEFORE INSTRUCTING US TO TENDER THE RESTRICTED NOTES.

        Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the restricted notes on your behalf in accordance with the provisions of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time, on                , 2016 (the "expiration date"), unless extended by the Company. Any restricted notes tendered pursuant to the exchange offer may be withdrawn at any time before the expiration date.

        Your attention is directed to the following:

          1.     The exchange offer is for the entire aggregate principal amount of the outstanding restricted notes.

          2.     The exchange offer is subject to certain conditions set forth in the prospectus in the section captioned "The Exchange Offer—Conditions to the Exchange Offer."

          3.     The exchange offer expires at 5:00 p.m., New York City time, on                        , 2016, unless extended by the Company.

          4.     Any transfer taxes incident to the transfer of the restricted notes from the tendering holder to the Company will be paid by the Company, except as provided in the prospectus and the instructions to the letter of transmittal.

          5.     The exchange offer is not being made to, nor will the surrender of the restricted notes for exchange be accepted from or on behalf of, holders of the restricted notes in any jurisdiction in which the exchange offer or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

          6.     The acceptance for exchange of the restricted notes validly tendered and not withdrawn will be effected promptly after the expiration of the exchange offer and the issuance of exchange notes will be made promptly thereafter.

          7.     The Company expressly reserves the right, in its reasonable discretion and in accordance with applicable law, at any time (i) to extend the expiration date of the exchange offer, (ii) to delay the acceptance of any restricted notes, (iii) to terminate the exchange offer and not accept any restricted notes for exchange if the Company determines that any of the conditions to the exchange offer, as set forth in the prospectus, have not occurred or have not been satisfied, and (iv) to amend the terms of the exchange offer in any manner. In the event of any extension, delay, non-acceptance, termination or amendment, the Company will as promptly as practicable give oral or written notice of the action to the exchange agent and make a public announcement of such action. In the case of an extension, the announcement will be made no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date.

          8.     Consummation of the exchange offer may have adverse consequences to non-tendering restricted note holders including that the reduced amount of outstanding restricted notes as a result of the exchange offer may adversely affect the trading market, liquidity and market price of the restricted notes.

If you wish to have us tender your restricted notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter.

Instructions with respect to
the exchange offer

        The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the exchange offer made by Interval Acquisition Corp. and the Guarantors with respect to the restricted notes.

        This will instruct you to tender the restricted notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the prospectus and the related letter of transmittal.

        The undersigned expressly agrees to be bound by the enclosed letter of transmittal and that such letter of transmittal may be enforced against the undersigned.

☐
Please tender the restricted notes held by you for my account as indicated below:

Aggregate principal amount at maturity of restricted notes
Restricted notes:	$

☐
Please do not tender any restricted notes held by you for my account.

Dated:

Signature(s):

Print name(s) here:

Print address(es):

Area code and telephone number(s):

Tax identification or social security number(s):

        None of the restricted notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the restricted notes held by us for your account.

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  Exhibit 99.3
Instructions with respect to the exchange offer